United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

___  Form 10-K/10KSB
___  Form 20-F
___  Form 11-K
_X_  Form 10-Q/10-QSB
___  Form N-SAR

For Period Ended :  September 30, 2002

___  Transition Report on Form 10-K/10KSB
___  Transition Report on Form 20-F
___  Transition Report on Form 11-K
___  Transition Report on Form 10-Q/10QSB
___  Transition Report on Form N-SAR

For the Transition Period Ended: _____________________________________

**********************************************************************

PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                Viropro, Inc.

Address of Principal Executive Office:  3163 KENNEDY BOULEVARD

City, State and Zip Code:               JERSEY CITY, NEW JERSEY 07306


PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b){section 23,047], the following should be completed. (Check box if appropriate)

_X_        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
_X_        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the
                subject quarterly report on Form 10-Q, 10-QSB, or portion
                there of will be filed on or before the fifth calendar day following the prescribed due day; and
___        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why the Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.




The financial statements have not yet been completed by the Company's accountants due to revisions from the auditors just filed with the 10KSB/A for the period ended June 30, 2002. The accountants indicate the financials should be available within the extension period to allow for timely filing.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

   Richard Verdiramo            (201)                 217-4137
     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           _X_ Yes  ___ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          ___ Yes  _X_ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


************************************************************************
                                 SIGNATURE
************************************************************************

VIROPRO, INC.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Hugh Johnson                     Date:  November 14, 2002
_____________________________________    ______________________________
Title: President